                                                                    EXHIBIT 10.1


                              ACQUISITION AGREEMENT

                                      AMONG

                        PRODUCTION RESOURCE GROUP, L.L.C.

                                      Buyer

                                       AND

                         BASH THEATRICAL LIGHTING, INC.

                     BASH THEATRICAL LIGHTING SERVICES, INC.

                          BASH LIGHTING SERVICES, INC.

                    BASH LIGHTING SERVICES MID-ATLANTIC, INC.

                         BASH EXPOSITION SERVICES, INC.

                                     Sellers

                                       AND

                                  DONALD STERN

                                       AND

                                  ROBERT CANNON

                                  Shareholders



                                  July 3, 1997


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                                TABLE OF CONTENTS


RECITALS ......................................................................1

ARTICLE I -- PURCHASE AND SALE.................................................2
     1.1      Agreement to Sell................................................2
     1.2      Agreement to Purchase............................................5
     1.3      Purchase Price...................................................5
     1.4      Allocation of Purchase Price.....................................5
     1.5      Assumption of Liabilities........................................6
     1.6      Closing Financial Statements.....................................8
     1.7      Holdback........................................................11

ARTICLE II -- CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS,
   CHANGE IN NAME AND FURTHER ASSURANCES......................................11
     2.1      Closing.........................................................11
     2.2      Items to be Delivered at Closing................................11
     2.3      Third Party Consents............................................12
     2.4      Change in Name..................................................12
     2.5      Further Assurances..............................................12

ARTICLE III -- REPRESENTATIONS AND WARRANTIES.................................13
     3.1      Representations and Warranties of the Sellers...................13
     3.2      Representations and Warranties of PRG...........................26
     3.3      Survival of Representations and Warranties......................26

ARTICLE IV -- AGREEMENTS PENDING CLOSING......................................27
     4.1      Agreements of Seller Pending the Closing........................27
     4.2      Agreements of PRG Pending the Closing...........................29

ARTICLE V -- CONDITIONS PRECEDENT TO THE CLOSING..............................30
     5.1      Conditions Precedent to PRG's Obligations.......................30
     5.2      Conditions Precedent to the Obligations of Seller...............33

ARTICLE VI -- INDEMNIFICATION.................................................34
     6.1      General Indemnification Obligation of Seller....................34
     6.2      General Indemnification Obligation of PRG.......................35
     6.3      Limit on Indemnification Liability..............................35
     6.4      Method of Asserting Claims, etc.................................36

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     6.5      Payment.........................................................37
     6.7      Compliance with Bulk Sales Laws.................................37
     6.8      Exclusive Remedy................................................37

ARTICLE VII -- POST CLOSING MATTERS...........................................37
     7.1      Offers of Employment............................................37
     7.2      Employee Benefits...............................................38
     7.3      Maintenance of Books and Records................................38
     7.4      Payments Received.  ............................................39

     7.5      Use of Name.....................................................39
     7.6      UCC Matters.....................................................39
     7.7      Covenant Not To Compete.........................................39

ARTICLE VIII -- MISCELLANEOUS.................................................40
     8.1      Termination.....................................................40
     8.2      Brokers' and Finders' Fees......................................40
     8.3      Sales, Transfer and Documentary Taxes, etc......................41
     8.4      Expenses........................................................41
     8.5      Contents of Agreement; Parties in Interest; etc.................41
     8.6      Assignment and Binding Effect...................................41
     8.7      Waiver..........................................................41
     8.8      Notices.........................................................41
     8.9      Choice of Law...................................................42
     8.10     No Benefit to Others............................................42
     8.11     Headings, Gender and "Person"...................................43
     8.12     Schedules and Exhibits..........................................43
     8.13     Severability....................................................43
     8.14     Counterparts....................................................43

Exhibit A          Inventory Schedule
Exhibit B          Form of Employment Agreement -- D. Stern
Exhibit C          Form of Employment Agreement -- R. Cannon
Exhibit D          Form of Lease
Exhibit E          Form of Option
Exhibit F          Form of Escrow Agreement
Exhibit G          Form of Shareholder Release
Exhibit H          Form of Assignment and Assumption Agreement

                              ACQUISITION AGREEMENT


     ACQUISITION AGREEMENT, dated as of July 3, 1997, by and among BASH THEATRICAL LIGHTING, INC., a New Jersey corporation ("BTLI"), BASH THEATRICAL LIGHTING SERVICES, INC., a Nevada corporation ("BTLS"), BASH LIGHTING SERVICES, INC., a Florida corporation ("BLSI"), BASH LIGHTING SERVICES MID-ATLANTIC, INC., a Maryland corporation ("BLSMA"), and BASH EXPOSITION SERVICES, INC., a Nevada corporation ("BES") (each a "Seller" and collectively, the "Sellers"), and DONALD STERN ("Stern") and ROBERT CANNON ("Cannon"; Stern and Cannon each sometimes being referred to herein as a "Shareholder" and collectively as the "Shareholders") and PRODUCTION RESOURCE GROUP, L.L.C., a Delaware limited liability company ("PRG").

                                    RECITALS

     A. Sellers are engaged in the business of providing, renting and selling specialized lighting equipment and payroll and labor services (the "Business"). Such business operations of Sellers have been carried on under the respective names of "Bash Theatrical Lighting, Inc.", "Bash Theatrical Lighting Services, Inc.", "Bash Lighting Services, Inc.", "Bash Lighting Services Mid-Atlantic, Inc." and "Bash Exposition Services, Inc.". Each of the Sellers has a principal place of business as specified on Schedule A-1 hereto. Shareholders are the sole owners, of record and beneficially, of all of Sellers' issued and outstanding capital stock, except for the persons on Schedule A-2 hereto, who hold options to acquire stock in BTLI.

     B. PRG is engaged in business as an integrated provider of goods and services in a variety of related markets, including production management, theatrical rental, scenery, rigging, supply of physical production elements (including lighting, scenery, sound and costumes), promotion, themed attractions, Broadway and touring shows, special events and exhibits and film and television production, and desires to acquire all of the above-described business operations of Sellers, except for certain Excluded Assets (as hereinafter defined).

     C. Subject only to the limitations and exclusions contained in this Agreement and on the terms and conditions hereinafter set forth, Sellers desire to sell and PRG desires to purchase all of the assets associated with the Business and its operations, and, on the terms and conditions hereinafter set forth, PRG desires to assume certain of the liabilities associated with the Business.

     NOW, THEREFORE, in consideration of the recitals and of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1. -- PURCHASE AND SALE


     1.1 Agreement to Sell. At the Closing (as defined in Section 2.1 hereof), except as otherwise specifically provided in this Section 1.1, Sellers shall sell, convey, assign, transfer and deliver to PRG, upon and subject to the terms and conditions of this Agreement, all of their respective rights, titles and interests in and to the Assets (as defined in Section 1.1.1 below), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (except for Permitted Liens as defined in subsection 3.1.12 hereof).

     1.1.1 Included Assets. Except as otherwise expressly set forth in subsection 1.1.3 hereof, the "Assets" shall mean the following assets, properties and rights of Sellers to the extent owned by Sellers on the Closing Date and used directly or indirectly in the conduct of, or generated by or constituting, the Business and, except, as expressly set forth in such subsection 1.1.3, shall constitute all of the assets other than cash reasonably required to conduct the Business as heretofore conducted:

          (1) all machinery, equipment, tools, vehicles, furniture, furnishings, goods, and other tangible personal property;

          (2) all prepaid items, utility and similar deposits, insurance return premiums, if any to the extent shown on the Interim Balance Sheet, unbilled costs and fees, and all accounts receivable, notes and other receivables;

          (3) all supplies and inventories and office and other supplies;

          (4) subject to subsection 1.1.3(c), all rights under any written or oral contract, agreement, lease, plan, instrument, registration, license, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization;

          (5) all rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications therefor including, without limitation, the names "Bash Theatrical Lighting," "Bash Theatrical Lighting Services," Bash Lighting Services," "Bash Lighting Services Mid Atlantic," and "Bash Exposition Services" along with all goodwill associated therewith;

          (6) all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used in the Business or under development, if any;


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

          (7) all rights or choses in action arising out of occurrences before or after the Closing, including without limitation all rights under express or implied warranties relating to the Assets;

          (8) all assets and properties reflected on the Closing Balance Sheet (as defined in Section 1.6.5) including, without limitation, all equipment used in the Business other than assets described in Section 1.1.1 (i) hereof;


          (9) all rental and sales inventory reflected on the Inventory Schedule attached as Exhibit A hereof (or which would be so reflected if the Inventory Schedule reflected all of Sellers' rental and sales inventory), except for assets sold in the ordinary course of business consistent with past practice or with the prior written consent of PRG or the disposition of damaged or obsolete inventory and equipment no longer useful in the business ("Inventory").

          (10) all information, files, records, data, plans, copies of written contracts and recorded knowledge, including customer and supplier lists, related to the foregoing, provided that the Sellers may retain for their respective records copies of any of the foregoing; and

          (11) all other assets, including all tangible and intangible property used in the conduct of the Business and not specifically excluded pursuant to Section 1.1.3 hereof.

     1.1.2 The Facility. BTLI and PRG shall enter into a lease agreement for the premises located at 3401 Dell Avenue, (the "Facility") substantially in the form of Exhibit D hereof. Such lease will be effective as of the Closing Date and shall have no force or effect if the Closing does not occur on or before August 30, 1997. BTLI agrees to grant PRG the option (the "Facility Purchase Option") to offer to purchase the land and improvements, and all fixtures thereon located at the Facility at a purchase price and on the terms and conditions contained in the Option Agreement substantially in the form of Exhibit E hereof. Such Option Agreement will be executed simultaneously with the execution of this Agreement but will not be exercisable unless the Closing of the transactions contemplated by this Agreement has occurred.

     1.1.3 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following (collectively, the "Excluded Assets"):

          (1) the corporate seals, certificates of incorporation, minute books, stock books, tax returns, books of account or other records having to do with corporate organizations of Sellers;


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          (2) the rights which accrue or will accrue to Sellers under this
     Agreement;

          (3) any rights under any written or oral contract, agreement, lease, plan, instrument, registration, license other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization (other than rights accruing solely to the owner of the Facility) to the extent the transfer of such rights is prohibited by applicable law or requires the consent of a third party, which consent has not been obtained; provided, however, that Section 2.3 hereof shall apply to any such contract rights;

          (4) intercompany receivables or obligations owed by one or more

     Sellers to one or more other Sellers, and rights of any Seller against any other Seller under any agreements between two or more Sellers;

          (5) the rights to any claims of each and any Seller for any federal, state, local, or foreign tax refunds or prepayments of taxes; or

          (6) all cash and cash equivalents, whether in transit, on hand or in bank accounts, money market accounts, brokerage accounts or wherever located;

          (7) the Facility, including all real property, improvements and fixtures constituting the Facility and all registrations, licenses, permits, approvals and authorizations related solely to the Facility;

          (8) any and all claims asserted by any Seller in any litigation involving such Seller except to the extent such claim relates to an Asset or Assets acquired by PRG or to a liability assumed by PRG hereunder;

          (9) all insurance policies of any Seller and all proceeds thereof and claims thereunder except that PRG shall be entitled to receive the proceeds of any claim to the extent related to Assets acquired by PRG which are included in the Closing Balance Sheet at values not reflecting the loss or damage giving rise to such claim;

          (10) rights in and to any software licenses which are not assignable without consent and rights in the related software; provided, however, that a minimum of four site licenses for the HITS software package will be assigned to PRG and included in the Assets acquired by PRG;


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          (11) any contract rights of any Seller with respect to which PRG has not assumed all of the liabilities and obligations of such Seller thereunder (other than liabilities and obligations arising out of a breach by any Seller prior to the Closing Date);

          (12) amounts owed to any Seller by officers and employees of any Seller and set forth on Schedule 1.1.3.; and

          (13) the assets, properties or rights set forth on Schedule 1.1.3.

     1.2 Agreement to Purchase. At the Closing, PRG shall purchase the Assets (other than the Excluded Assets) from Sellers, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Sellers contained herein, in exchange for the Purchase Price (as defined in Section 1.3 hereof). In addition, PRG shall assume at the Closing and agree to pay, discharge or perform when due or when required, certain liabilities and obligations of Sellers only to the extent and as provided in
Section 1.5 of this Agreement. Except as specifically provided in Section 1.5 hereof, PRG shall not assume or be responsible for any of the respective liabilities or obligations of Sellers, whether related to or arising under or with respect to the Business, or otherwise.


     1.3 Purchase Price.

     1.3.1 Subject to the payment of any Adjustment Amount determined to be payable pursuant to Section 1.6.4 hereof, the "Purchase Price" shall be an amount equal to Twenty Million Dollars ($20,000,000.00).

     1.3.2 In exchange for sale of the Assets and the assumption by PRG of the Assumed Liabilities, PRG shall on the Closing Date (as defined in Section 2.1) pay to Sellers, on account of the Purchase Price, Eighteen Million Seven Hundred Thousand ($18,700,000) (the "Closing Payment"). The One Million Three Hundred Thousand Dollars ($1,300,000.00) balance of the Purchase Price (the "Holdback") shall be deposited in escrow for application pursuant to Section 1.7. The escrow account shall be established with an escrow agent mutually acceptable to PRG and Sellers. The escrow agreement shall be substantially in the form of Exhibit F hereof. On January 2, 1998 PRG shall pay to the Sellers, on account of the Purchase Price, the Adjusted Holdback (as defined in Section 1.7). The Closing Payment and the payment of the Adjusted Holdback shall be payable by wire transfer of immediately available funds to such accounts as Sellers shall designate or by bank or certified check.

     1.4 Allocation of Purchase Price. The parties agree upon the allocation among the Assets of the Purchase Price, the Assumed Liabilities and any liabilities to which any Asset is subject (together, the "Total Consideration") set forth in Schedule 1.4 hereof with such


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

adjustments as the parties reasonably agree consistent with the principles set forth in such Schedule. Each Seller and PRG hereby covenant and agree that it will not take a position on any tax return, before any governmental agency charged with the collection of any income tax or sales tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.4. Any adjustment to the Purchase Price resulting from the application of Sections
1.6.4 or 1.7 hereof shall adjust the asset or class of assets giving rise to such adjustment or, if no such asset or class of assets is readily determinable, shall reduce goodwill. 1.1

     1.5 Assumption of Liabilities. At the Closing hereunder and except as otherwise specifically provided in this Section 1.5, PRG shall assume and agree to pay, discharge or perform promptly when due or required, solely the following liabilities and obligations of Sellers (collectively, the Assumed Liabilities):

          1.5.1 all liabilities and obligations of Sellers in respect of the Business existing as of the Interim Balance Sheet Date (as defined in subsection 3.1.6(a)), but only if and to the extent that the same arose in the regular and ordinary course of the Business and are accrued or reserved for on the Interim Balance Sheet and remain unpaid and undischarged on the Closing Date;

          1.5.2 all liabilities and obligations of Sellers arising in the regular and ordinary course of the Business between the Interim Balance

     Sheet Date and the Closing Date, to the extent that the same remain unpaid and undischarged on the Closing Date;

          1.5.3 all liabilities and obligations of Sellers for any taxes (including, without limitation, gross receipts, sales, use, personal property, real estate and stamp taxes, levies, imposts, duties, assessments and withholdings of any nature whatsoever) imposed by any government or taxing authority other than taxes based upon or measured by net or gross income or receipts (including capital gains and withholding taxes) franchise taxes, taxes based on capital, net worth or conduct of business, minimum taxes, taxes measured by items of tax preference and similar taxes that can increase in amount as items of deduction or credit increase in amount or nature, withholding taxes of similar nature and including estimated payments of such taxes (collectively "Assumed Taxes");

          1.5.4 all liabilities and obligations of Sellers in respect of the agreements, contracts, commitments and leases which are included in the Assets, and which are either (i) identified in any schedule attached to this Agreement or (ii) incurred in the ordinary course and which, in the case of any agreement, do not involve the payment by Sellers, individually or in a series of related payments, of an amount in excess of $50,000 per year except that notwithstanding anything to the contrary contained in this
     Section 1.5 but subject to Section 2.3, PRG shall not assume or agree to pay, discharge or perform any:


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               (1) liabilities or obligations accrued prior to the Interim
          Balance Sheet Date which under generally accepted accounting principles should have been accrued or reserved for on a balance sheet or the notes thereto as a liability or obligation, if and to the extent that the same were not accrued or reserved for on the Interim Balance Sheet; or

               (2) liabilities or obligations arising out of any breach by any Seller of any provision of any agreement, contract, commitment or lease, including but not limited to liabilities or obligations arising out of a Seller's failure to perform any agreement, contract, commitment or lease in accordance with its terms prior to the Closing, but excluding however any liability arising out of the assignment to PRG of such agreements, contracts, commitments or leases in violation of the terms thereof; or

               (3) liabilities or obligations relating to capital expenditures made or incurred by any Seller after the Interim Balance Sheet Date without the prior written consent of PRG, except for those disclosed on Schedule 1.5.4;

          1.5.5 all liabilities and obligations of Sellers for indebtedness of the Sellers incurred by any Sellers to finance the purchase of trucks and equipment (other than lighting equipment) included in the Assets acquired by PRG and disclosed on Schedule 1.5.5; and


          1.5.6 all liabilities and obligations of Sellers for accrued unused vacation days to their employees who accept employment with PRG to the extent in existence on the Interim Balance Sheet Date as set forth in
     Schedule 1.5.6 or accrued at the same rates utilized in preparing Schedule
     1.5.6 for the period between the Interim Balance Sheet Date and the Closing Date.

          1.5.7 In no event, however, shall PRG assume or incur any liability or obligation under this Section 1.5 or otherwise in respect of any of the following:

               (1) except as expressly provided in subsections 1.5.4 or 1.5.5 any indebtedness for borrowed money, including without limitation, any indebtedness arising under any note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit, or any guaranties, in any manner, whether directly or indirectly, of any indebtedness, dividend or other obligation of any other person or entity relating to the Business (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection);


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               (2) any product liability or similar claim for injury to person or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by any Seller, or alleged to have been made by any Seller, or which is imposed or asserted to be imposed by operation of law, in each of the foregoing cases only to the extent in connection with any service performed or product sold or leased by or on behalf of any Seller on or prior to the Closing, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damage, lost revenue or income; provided, however, that PRG shall assume such liabilities to the extent substantially all the events (other than the making of such representation, warranty, agreement or guarantee) giving rise to such liability occur on or after the Closing Date;

               (3) any tax payable with respect to the business, assets, properties or operations of any Seller or any Shareholder or any member of any affiliated group of which any Seller or any Shareholder is a member for any period prior to the Closing Date other than Assumed Taxes;

               (4) subject to section 2.3 hereof, any liability or obligation under or in connection with the Excluded Assets;

               (5) any liability or obligation of any Seller arising prior to or as a result of the Closing to any employees, agents or independent contractors of any Seller, whether or not employed by PRG after the Closing, except for obligations incurred in the ordinary course of the Business and set forth in the Interim Balance Sheet or incurred between the Interim Balance Sheet Date and the Closing Date, provided, however, that in no event shall PRG assume any liability or obligation for any multi-employer or pension liability; any liability or obligation of any Seller relating to any employee benefit plan, fund, program or arrangement, including without limitation any liability or obligation arising under or relating to any multi-employer pension plan, except for liabilities related to accrued unused vacation days as specifically provided herein.

               (6) any liability or obligation of any Seller or any Shareholder arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby (including without limitation fees and expenses of counsel, accountants and other experts); or


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               (7) any liability or obligation of any Seller or Shareholder to any other Seller or Shareholder.

     1.6 Closing Financial Statements.

     1.6.1 Not later than 45 days after the Closing Date, Sellers shall cause to be prepared by Sellers' Accountants (as defined below) the balance sheet of the Business at the Closing Date and accompanying notes, in accordance with generally accepted accounting principles consistently applied by Seller in accordance with past practice for the financial statements described in subsection 3.1.6 hereto. Such balance sheet shall specifically identify all assets reflected thereon which are not included in the Assets and all liabilities reflected thereon which are not assumed by Purchaser hereunder.

     1.6.2 Ernst & Young (the "Auditors"), shall review the financial statements described in subsection 1.6.1, above as well as the December 31, 1996 financial statements of the Sellers (collectively the "Financial Statements"), in accordance with AICPA review provisions, and shall use reasonable efforts to issue, within 60 days of the closing date but in any event not later than 90 days after the Closing Date, its report thereon to Sellers and PRG to the effect that such balance sheets present fairly the financial position of the Business as of the dates thereof in conformity with generally accepted accounting principles applied on a consistent basis. Such report shall also include a detailed schedule setting forth the calculation of the Adjustment Amount, if any, calculated in accordance with subsection 1.6.4.

     1.6.3 In rendering the review and report described in subsection 1.6.2, the Auditors shall consult with Cobert & Schwartz, Sellers' independent accountants ("Sellers' Accountants") and permit Sellers' Accountants at the earliest practicable date to review the report of the Auditors, including all work papers, schedules and calculations related thereto, prior to the issuance thereof. Sellers' Accountants shall commence its review of said work papers, schedules and calculations as soon as practicable after the Auditors have completed the field work phase of its review. Any dispute which may arise between Seller and PRG as to the determination of the Adjustment Amount shall be resolved in the following manner:

          (1) if the Sellers dispute the Adjustment Amount or any adjustments to the Closing Balance Sheet or December 31, 1996 Balance Sheet prepared by Seller's Accountants which result from the Auditors' review thereof, the Sellers shall notify PRG in writing within 30 days after the delivery to Sellers of the report of the Auditors pursuant hereto of such dispute; such notice shall specify in reasonable detail the nature of the dispute;


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

          (2) during the 15 day period following the date of such notice, Sellers and PRG shall attempt to resolve such dispute and to determine the appropriateness of the Closing Balance Sheet, Financial Statements or the Adjustment Amount; and

          (3) if at the end of the 15 day period specified in subsection (b) above, Seller and PRG shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to, an independent firm of certified public accountants mutually acceptable to Sellers and PRG (the "Arbitrator"), which shall act as an arbitrator and shall issue its report as to the Closing Balance Sheet and Adjustment Amount within thirty
     (30) days after such dispute is referred to the Arbitrator. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by Seller and PRG. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provision hereof shall be final and binding and there shall be no right of appeal therefrom.

     1.6.4 Purchase Price Adjustment.

          (1) If the Net Book Value of the Business (as defined in subsection 1.6.5) on the Closing Balance Sheet is less than eight million five hundred thirteen thousand seven hundred thirteen dollars ($8,513,713) then the Purchase Price shall be reduced by an amount equal to the difference between $8,513,713 and the Net Book Value of the Business on the Closing Balance Sheet.

          (2) If the Net Book Value of the Business on the December 31, 1996 Ernst & Young Balance Sheet is in excess of nine million five hundred thirteen thousand seven hundred thirteen dollars ($9,513,713), then the Purchase Price shall be increased by an amount equal to thirty percent (30%) of such excess up to a maximum additional payment of one million five hundred thousand dollars ($1,500,000) pursuant to this Section 1.6.4(b).

          (3) If the Net Book Value of the Business on the Closing Balance Sheet, as adjusted to use the same inventory and capitalization methods used in the December 31, 1996 Ernst & Young balance sheet, exceeds the Net Book Value on the December 31, 1996 Ernst & Young Balance Sheet, then the Purchase Price shall be increased by an amount equal to forty-five percent (45%) of such excess up to a maximum additional payment of one million two hundred fifty thousand dollars ($1,250,000) pursuant to this Section 1.6.4(c).


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

          (4) Any net increase or decrease in the Purchase Price, as the case may be, pursuant to Sections 1.6.4(a), (b) and (c) is referred to herein as the "Adjustment Amount" and shall be payable to PRG, if the amount payable pursuant to Section 1.6.4(a) exceeds the amounts payable pursuant to Sections 1.6.4(b) and (c), or to Sellers, if the sum of the amounts payable pursuant to Section 1.6.4(b) and (c) exceeds the amount payable pursuant to
     Section 1.6.4(a) in either case within five (5) business days following the Adjustment Date (as defined in subsection 1.6.5) by wire transfer of immediately available funds to such account as PRG or Sellers as the case may be shall designate or by bank or certified check.

     1.6.5 References in this Agreement to (a) "Net Book Value of the Business" shall mean an amount equal to the book value of the Assets acquired by PRG pursuant to this Agreement, less the book value of the Assumed Liabilities, (b) the "Closing Balance Sheet" shall mean the balance sheet of the Business at the Closing Date, prepared and reviewed as described in this Section 1.6, (c) the "Adjustment Date" shall mean the later of the 15th day after delivery of the report of the Auditors pursuant hereto, or the date upon which any dispute concerning the Financial Statements, the Closing Balance Sheet, the Adjustment Amount or the amount of the Purchase Price is resolved, and (d) the December 31,1996 Ernst & Young Balance Sheet shall mean the balance sheet of the Sellers as of December 31,1996 as reviewed by Ernst & Young.

     1.7 Holdback. Subject to mediation as provided in Section 6.6 hereof, and to the payment terms and claims procedures of the Escrow Agreement attached as Exhibit F, PRG shall be entitled to make claims payable from all or any portion of the Holdback, and any interest earned thereon from time to time towards any and all Damages. For purposes of this Agreement "Damages" shall mean damages, losses, deficiencies, liabilities, costs and expenses actually incurred or suffered by one or more Indemnified PRG Parties (as such terms are defined in Section 6.1), that result from, relate to or arise out of one or more of those matters described in subsections 6.1.1 and 6.1.2 (collectively, the "Seller Obligations"). Except in the case of fraud, PRG's and all other Indemnified PRG Parties' right to recovery or indemnification under Section 6.1, in the aggregate, is expressly limited to the amount of the Holdback. As provided in subsection 1.3.2, on January 2, 1998, PRG shall pay to the Seller an amount (the "Adjusted Holdback") equal to (a) the Holdback, less (b) all amounts applied to Seller Obligations, plus (c) interest actually earned on the Holdback. In the event that the foregoing calculation results in a negative number, the Adjusted Holdback shall be deemed to be zero.

ARTICLE 2. -- CLOSING, ITEMS TO BE DELIVERED, THIRD PARTY CONSENTS, CHANGE IN NAME AND FURTHER ASSURANCES

     0.1 Closing. The closing (the "Closing") of the sale and purchase of the Assets shall take place at 10:00 A.M., local time, on such date as may be mutually agreed upon in writing by PRG and Sellers which date shall be within ten (10) business days of the date on which all of the closing conditions set forth in Article V and required to be completed prior to the Closing have occurred. The date of the Closing is sometimes herein referred to as the "Closing Date." The closing shall take place at the New York, New York offices of Sellers' counsel, Kronish, Lieb, Weiner & Hellman LLP, or at such other location as the parties shall mutually agree.

     0.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

          2.1.1 Except for Assets set forth on Schedule 2.2.1 which, by their terms are not assignable and which will be handled pursuant to the provisions of Section 2.3, Sellers shall deliver to PRG such bills of sale, assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, substantially in the form of Exhibit H, as shall be necessary and effective to transfer and assign to, and vest in, PRG all of Sellers' respective rights, titles and interests in and to the Assets, including without limitation, (a) good and valid title in and to all of the Assets owned by each Seller, (b) assignments of all leasehold interests in and to all of the Assets leased by Seller as lessee, and (c) all of Sellers' respective rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which any Seller is party or by which it has rights on the Closing Date, and simultaneously with such delivery, all such actions will be taken as may be reasonably required to put PRG in actual possession and operating control of the Assets.

          2.1.2 PRG shall deliver to the Sellers the Closing Payment and a written undertaking substantially in the form of Exhibit H whereby PRG will assume and agree to pay, discharge or perform, as appropriate, the Assumed Liabilities to the extent and as provided in Section 1.5 hereof.

          2.1.3 PRG and Stern shall mutually execute and deliver an employment agreement substantially in the form of Exhibit B, attached hereto, PRG and Cannon shall mutually execute and deliver an employment agreement substantially in the form of Exhibit C attached hereto and PRG shall pay each of Stern and Cannon a $1,000,000 non-refundable "signing-on" bonus by wire transfer.

          2.1.4 At or prior to the Closing, the parties hereto shall also deliver to each other the agreements, opinions, certificates and other documents and instruments referred to in Article V hereof.


     2.2 Third Party Consents. To the extent that any Seller's rights under any agreement, contract or lease, to be assigned to PRG hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and such Seller, at its expense, shall use its reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair PRG's rights under the asset in question so that PRG would not in effect acquire the benefit of all such rights, such Seller, to the maximum extent permitted by law, shall act after the Closing as PRG's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law, with PRG in any other reasonable arrangement designed to provide such benefits to PRG; and PRG shall, at its expense, perform such services or provide such facilities, personnel, equipment and inventory (with reasonable diligence and in accordance with the terms of the original contract and/or purchase order) to enable such Seller to fulfill its obligations with respect to any such asset, provided that the full economic benefit of any such asset shall accrue solely to PRG and the full economic burdens of such asset shall be borne by PRG.

     2.3 Change in Name. On the Closing Date, each Seller and the Shareholders shall deliver to PRG all such executed documents as may be required to change each Seller's name on that date to another name bearing no similarity to "Bash Theatrical Lighting, Inc.", "Bash Theatrical Lighting Services, Inc.", "Bash Lighting Services, Inc.", "Bash Lighting Services Mid-Atlantic, Inc." and "Bash Exposition Services, Inc.", including but not limited to a name change amendment with the Secretary of State of each state in which a Seller is organized and an appropriate name change notice for each state where a Seller is qualified to do business.

     2.4 Further Assurances. Each of the Sellers and the Shareholders from time to time after the Closing, at PRG's reasonable request, will execute, acknowledge and deliver to PRG such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as PRG may reasonably require in order to vest more effectively in PRG, or to put PRG more fully in possession of, any of the Assets, or to better enable PRG to complete, perform or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other parties hereto and take other actions as may be reasonably requested from time to time by any other party hereto as reasonably necessary to carry out, evidence and confirm the intended purposes of this Agreement.

ARTICLE 3. -- REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Sellers. Each Seller hereby represents and warrants to PRG that, except as set forth on the Schedules attached hereto (each of which exceptions shall specifically identify the relevant section or subsection hereof to which it relates and shall be deemed to be a representation and warranty as if made hereunder):


          3.1.1 Corporate Existence. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Such Seller is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business by it requires it to be so qualified, except where the failure to be so qualified does not have a material adverse effect on the Business or operations of the Seller.
     Schedule 3.1.1 contains a list of all jurisdictions in which each Seller is presently qualified.

          3.1.2 Corporate Power; Authorization; Enforceable Obligations. Each Shareholder and each Seller has the power (corporate or otherwise), authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by each Seller has been duly authorized by all necessary corporate and shareholder action. This Agreement has been, and the other agreements, documents and instruments required to be delivered by the Seller in accordance with the provisions hereof (the "Sellers' Documents") will be, duly executed and delivered by the appropriate Seller by duly authorized officers of such Seller, and this Agreement constitutes, and the Sellers' Documents when executed and delivered will constitute, the legal, valid and binding obligations of the Sellers, enforceable against each Seller in accordance with their respective terms.

          3.1.3 No Interest in Other Entities. Other than mutual funds, money market accounts or similar cash equivalents, no Seller owns any shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture, limited liability company or other legal entity. No Shareholder owns any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture, limited liability company or other legal entity engaged in any business competitive with the Business other than the Seller and other than up to five percent (5%) of the stock of any publicly traded company which may be engaged in such business.

          3.1.4 Validity of Contemplated Transactions, etc. Except as set forth in Schedule 3.1.4, the execution, delivery and performance of this Agreement by each Seller does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of, any other person under, (a) any existing law, ordinance, or governmental rule or regulation to which any Seller is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to any Seller, (c) the charter documents of any Seller or any securities issued by any Seller, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan, authorization, or other instrument, document or understanding, oral or written, to which any Seller is a party, by which any Seller may have rights or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of any Seller thereunder, except in the cases of clauses (a),
     (b) and (d), as would not materially adversely impair the Assets or otherwise materially affect the Assets or the conduct of the Business. Except as would not materially adversely impair the Assets or otherwise materially adversely affect the conduct of the Business, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by any Seller. Solely for purposes of this Section 3.1.4, any diminution in the value of the Assets which is reasonably anticipated to exceed $175,000 and any other breach of this Section 3.1.4 which would reasonably be anticipated to cost in excess of $175,000 to cure, will be deemed material.

          3.1.5 No Third Party Options. There are no existing agreements, options, commitments, or rights with, of or to any person to acquire any of any Seller's assets, properties or rights included in the Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of inventory of a Seller, except for employee stock options as set forth on Schedule A-2 hereof.

          3.1.6 Financial Statements; Customer and Vendor List.

               (1) Sellers have delivered to PRG true and complete copies of the unaudited respective balance sheets of the Sellers at December 31, 1996 and December 31, 1995, and related statements of income and cash flow for the periods then ended (together with the balance sheets and the related statements of income, cash flow and changes in shareholders equity described in clause (i) of this subsection 3.1.6(a), the "Historical Financial Statements"); all of which have been prepared in accordance with generally accepted accounting principles consistently applied through the periods involved. The Historical Financial Statements, including the related notes present the respective financial positions, assets and liabilities (whether accrued, absolute, contingent or otherwise) of Sellers at the dates indicated and such statements of income, cash flow and changes in shareholders equity, do not overstate the revenues of the Sellers or overstate the inventory of Sellers for the periods indicated. The unaudited financial statements as and for the periods ending December 31, 1995 and 1996 contain (or will contain) all adjustments, which are of a normal recurring nature, necessary to present the respective financial positions of the Sellers for the periods then ended. The interim balance sheet dated June 30, 1997 will be prepared on the same basis used by Sellers for their December 31, 1996 balance sheet (the "Interim Balance Sheet") and will separately identify the assets and liabilities which, if the Closing had been held on the Interim Balance

          Sheet Date, would have been transferred to or assumed by PRG in accordance herewith. References in this Agreement to the "Interim Balance Sheet Date" shall be deemed to refer to June 30, 1997 except with respect to the physical inventory, in which case it shall be deemed to refer to the date set forth on Exhibit A.

               (2) All data provided by Sellers to Ernst & Young is true and complete in all material respects. PRG acknowledges that because it, and not Sellers, has retained Ernst & Young, Sellers make no representations regarding the compilation of the raw data provided by Ernst &Young or the proper accounting treatment thereof.

          3.1.7 Inventory. Except for damaged or obsolete inventory which is retained for spare parts or pending disposal and which, in the aggregate, does not exceed one percent 1% of the inventory value shown on Exhibit A, all inventory of each Seller including resale inventory and rental inventory used in the conduct of the Business, including without limitation raw materials, work-in process and finished goods, reflected on Exhibit A or acquired since the date thereof was acquired and has been maintained in the ordinary course of the Business; is of good and merchantable quality; consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the Business. No Seller is under any liability or obligation with respect to the return of any material amount of inventory in the possession of wholesalers, retailers or other customers. All inventory values reflected on Exhibit A have been calculated using values existing in Sellers' HITS as of the date indicated thereof. Exhibit A will be updated to reflect the physical inventory to be conducted by PRG shortly preceding the Closing Date system. Exhibit A is and will be materially accurate and complete and fairly presents the inventory position of the Company as of each of the dates thereof. Solely for purposes of this Section 3.1.7, any breach of this Section 3.1.7 which would reasonably be anticipated to cost in excess of $175,000 to cure, will be deemed material.

          3.1.8 Absence of Undisclosed Liabilities. No Seller has liabilities or obligations with respect to the Business which are being assumed by PRG, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

               (1) Assumed Liabilities; and

               (2) liabilities to the extent secured by Permitted Liens.

          For purposes of this Section 3.1.8, the term "liabilities" shall include, without limitation, any indebtedness, guaranty, endorsement, claim, loss damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown asserted or unasserted, liquidated or unliquidated, secured or unsecured.


          3.1.9 Taxes. All tax returns required to be filed by each and any Seller ("Tax Returns") in any jurisdiction with respect to Assumed Taxes have been filed and all taxes, assessments, fees and other governmental charges upon each and any Seller or upon any of such Seller's properties, income or franchises, which are shown to be due and payable in such Tax Returns have been paid except for such Assumed Taxes the payment of which is being contested by a Seller in good faith by appropriate proceedings and with respect to which such Seller has set aside on its books reserves deemed by it to be adequate. There are not pending tax examinations of or tax claims asserted against any Seller or any assets or properties of any Seller which could adversely affect PRG. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of any Seller. Each Seller has made all deposits and payments required by law to be made with respect to employees' withholding and other employment taxes.

          3.1.10 Books of Account. The books, records and accounts of each Seller maintained with respect to the Business accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of such Seller with respect to the Business. No Seller has engaged in any transaction with respect to the Business, except for transactions reflected in the normally maintained books and records of the Business.

          3.1.11 Existing Condition. Since the Interim Balance Sheet Date, except as set forth in Schedule 3.1.11, no Seller has:

               (1) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties other than with the prior written consent of PRG;

               (2) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Assets if the Closing had been held on the Interim Balance Sheet Date or on any date since then, except (i) for the sale of property in the ordinary course of business consistent with past practice or with the prior written consent of PRG or (ii) the disposition of damaged or obsolete inventory and equipment no longer useful in the business in an amount not exceeding $100,000;

               (3) mortgaged, pledged or subjected any of its Assets (other than any Excluded Assets) to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever, except for Permitted Liens (as defined in subsection 3.1.12), other than with the prior written consent of PRG;

               (4) agreed to any amendment or received notice of termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound (not including any rental agreement with aggregate rentals after the date hereof reasonably expected not to exceed $2500 per week), or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business, other than with the prior written consent of PRG;

               (5) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its business, operations, assets or properties or (ii) of any item or items carried on its books of account individually or in the aggregate at more than $50,000 or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

               (6) suffered any material adverse change in its business, operations, assets, prospects, properties or financial condition;

               (7) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or could reasonably be expected to have a material adverse effect on its business, operations, assets or properties;

               (8) made commitments or agreements for capital expenditures or capital additions or betterments involving expenditures of more than $100,000 in the aggregate except such as may be involved in ordinary repair, maintenance or replacement of its assets, other than with the prior written consent of PRG;

               (9) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees other than Donald Stern or Robert Cannon or made any increase in, or any addition to, other benefits to which any of its employees other than Donald Stern or Robert Cannon may be entitled, other than with the prior written consent of PRG;

               (10) changed any of the accounting principles followed by it or the methods of applying such principles other than with the prior written consent of PRG; or

               (11) entered into any transaction other than in the ordinary course of business consistent with past practice, other than with the prior written consent of PRG.

          3.1.12 Title to Properties. Except as set forth in Schedule 3.1.12 or otherwise in any schedule attached hereto , each Seller has good, valid and marketable title to all of its properties and assets which would be included in the Assets if the Closing took place on the date hereof, which it purports to own, including without limitation all properties and assets reflected in the Interim Balance Sheet (except for property sold for fair value since the date thereof in the ordinary course of business consistent with past practice), and all assets physically on the Business premises on the date hereof (other than incidental personal property and furnishings), free and clear of all mortgages, liens, pledges, security interest, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except for the following ("Permitted Liens"): (i) liens for current real or personal property taxes not yet due and payable,
     (ii) liens disclosed in the Schedule 3.1.12, (iii) worker's, carrier's and materialman's liens, (iv) liens that individually and in the aggregate are immaterial in character, amount, and extent, and which do not materially detract from the value or materially interfere with the present or proposed use of the properties they affect (v) any lien securing indebtedness that is assumed hereunder and identified on Schedule 3.1.12, and (vi) and lien which arises from the failures of Sellers to comply with bulk sales laws in any jurisdiction.

          3.1.13 Condition for Tangible Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets which would be included in the Assets if the Closing took place on the date hereof other than damaged or obsolete inventory and equipment retained for spare parts or pending disposal with an aggregate value of less than one percent (1%) of the inventory value shown on Exhibit A are in reasonable operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business, and conform, in all material respects, to all applicable laws, ordinances, codes, rules and regulations, and Authorizations (as defined in subsection 3.1.14) relating to their construction, use and operation. No person other than a Seller owns any equipment or other tangible assets or properties (other than incidental personal property and furnishings) situated on the premises of a Seller or necessary for the operation of the Business, except for leased items disclosed in Schedule 3.1.13 and for items that, individually and in the aggregate, are of immaterial value. All customer-owned equipment stored at Sellers' facilities is set forth on
     Schedule 3.1.13.

          3.1.14 Compliance with Law; Authorizations. Each Seller has complied with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which such Seller's business, operations, assets or properties is subject ("Regulations"), except for such violations as could not reasonably be expected to have a material adverse effect on PRG. The Schedule 3.1.14 contains a list, prepared to the knowledge of Sellers, of all material franchises, licenses, permits, rights, applications, filings, registrations and other authorizations ("Authorizations") held by each Seller. Sellers have no knowledge of any impediment to PRG obtaining all such permits material to the conduct of the Business as presently conducted by Sellers.


          3.1.15 Related Party Transactions. No officer or director of any Seller, or member of the immediate family of any officer or director of any Seller presently has, or during the past three years has had, any direct or indirect ownership interest in (a) any firm or corporation (other than the Sellers) with which a Seller is or was affiliated or with which a Seller presently has, or during the past three years has had, a business relationship, or (b) any firm or corporation (other than the Sellers) that competes or during the past three years has competed with a Seller, or (c) any property which is, or during the past three years was, the subject of any material contract, agreement, understanding or business relationship. No officer or director of any Seller, or member of the immediate family of any officer or director of any Seller presently has, or during the past three years has had, any direct or indirect interest in any material contract with any Seller except for option agreements and employment relationships all of which will be terminated no later than the Closing Date.

          3.1.16 Litigation. Except as disclosed on Schedule 3.1.16, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller is threatened which relates to the assets of any Seller or the transactions contemplated by this Agreement, nor does any Seller know of any reasonable basis for any such litigation, arbitration, investigation or proceeding, the result of which could reasonably be expected to have a material adverse affect on PRG, the Assets or the transactions contemplated hereby.

          3.1.17 Contracts and Commitments.

          (1) The agreements listed on Schedule 3.1.17 constitute all written and oral agreements to which any Seller is a party that are material to the Business as currently conducted, except that rental agreements with aggregate rentals after the date hereof reasonably expected not to exceed $2500 per week need not be listed on Schedule 3.1.17 and provided further that customer identifying information will not be provided until the Closing, including, without limitation:

               .1 any agreements relating to the construction or purchase of capital improvements, or the purchase of any materials, supplies, or equipment, involving the expenditure by Sellers of more than $ 50,000 after the date hereof;

               .2 any employment, consulting, management, or noncompetition agreement not terminable at will by Seller without liability on less than 30 days notice;

               .3 any indemnification agreement relating to infringement of proprietary rights;

               .4 any agreement, contract, or commitment that is expected by such Seller to be performed at or result in a loss, or which has or would have material adverse effect upon the Business;

               .5 any lease of personal property material to the operations of such Seller;

               .6 any agreement with any broker, finder, investment banker or underwriter;

               .7 any note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or agreement or arrangement for a line of credit or any guaranties, in any manner, whether directly or indirectly, or any indebtedness, dividend or other obligation of any other person or entity relating to the Business (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) but only to the extent that PRG has assumed any obligation with respect thereto;

               .8 agreements with sales representatives and distributors (the identities of which will not be disclosed prior to Closing),

     and including each amendment, modification, renewal or extension or other material ancillary document pertaining thereto (the "Seller Agreements"). Prior to the Closing Date, the Sellers will have delivered or made available to PRG correct and complete copies of each of the Seller Agreements that are in writing.

          (2) No Seller has received notice of cancellation or termination (written or otherwise) under any option or right reserved to the other party to any Seller Agreement or any notice of default (written or otherwise) under such agreement. Except as otherwise disclosed on Schedule 3.1.17, no Seller, nor to the knowledge of any Seller, any other party, is in breach or default of any Seller Agreement that would cause a material adverse effect on the Business and, to the knowledge of each Seller, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such Seller Agreement that would cause a material adverse effect on the Business except for the assignment of any Asset to PRG without the consent of any third party, which will be handled pursuant to Section 2.3 hereof. Except as separately identified in Schedule 3.1.17, no approval or consent of any person is needed in order that the Seller Agreements continue in full force and effect following the assignment of such agreements to PRG. Furthermore, to the best knowledge of each Seller, no material Seller Agreement, in the reasonable opinion of such Seller, contains any contractual requirement with which there is a reasonable likelihood PRG or any other party thereto will be unable to comply.

          3.1.18 Additional Information. Schedule 3.1.18 contains accurate lists and summary descriptions of the following:

               (1) the names and titles of and current annual base salary or hourly rates and date and amount of most recent raise for all employees of each Seller engaged in the conduct of the Business, together with a statement of the full amount and nature of any other remuneration, whether in cash or kind, paid to each such person during the past or current fiscal year or payable to each such person in the future and the bonuses accrued for, the vacation and severance benefits to which, each such person is entitled; and

               (2) all names under which each Seller has conducted any business or which it has otherwise used during the last five years.

          3.1.19 Labor Matters. Schedule 3.1.19 contains a complete list of all written contracts, commitments or arrangements with any labor union, and no labor union has requested in writing to any Seller or, to the best of each Seller's knowledge, has sought to represent any of the employees, representatives or agents of any Seller, other than as disclosed in
     Schedule 3.1.19. There are no oral agreements with any labor union. There is no strike or other labor dispute involving any Seller pending, and no Seller has reason to believe any labor dispute to be threatened, that could have a material adverse effect on the Business, nor is any Seller aware of any labor organization activity involving its employees, other than as disclosed in Schedule 3.1.19.

          3.1.20 Employees and Related Matters.

               (1) Schedule 3.1.20 contains a complete list of all written employee benefit plans, whether covering one person or more than one person, sponsored or maintained by each Seller. Schedule 3.1.20 also contains a list of any other agreements with employees under which any employee of any Seller is entitled to receive a percentage of profits or revenues of all or any portion of Sellers. For the purposes hereof, the term "employee benefit plan" includes all written plans, funds, programs and policies, providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "employee benefit plan" includes all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employee pension benefit plans within the meaning of section 3(2) of ERISA. Each plan providing benefits which are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the plan in Schedule 3.1.20. Except as provided in Schedule 3.1.20, no Seller nor any trade or business (whether or not incorporated) which, together with any Seller, would be treated as a single employer under
          Section 4001 of the Employee Retirement Income Security Act of 1974 (an "ERISA Affiliate") is a contributing employer to a multi-employer plan as defined in Section 3(37) of ERISA. With respect to employee benefit plans subject to Title IV of ERISA other than multi-employer plans, each Seller has made full and timely payment of all contributions required under the terms of each such plan and Section 412(m) of the Internal Revenue Code of 1986, as amended (the "Code") and Section 302(e) of ERISA; the present fair market value of all assets of each such plan exceeds the present value of all vested benefits under each such plan, as determined on the most recent valuation date of such plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of each Seller or any ERISA Affiliate under Title IV of ERISA; and no accumulated funding deficiency (as defined in Section 412 of the Code and Section 302 of ERISA) exists with respect to any such plan. No Seller nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation under ERISA, nor is there a reasonable basis to believe that any such liability will be incurred.

               (2) No Seller has any obligation to provide medical, life insurance, disability or other benefits to its or any of its predecessors retired employees formerly engaged in the Business.

               (3) Except as provided in Schedule 3.1.20, no Seller is a party to any collective bargaining agreement.

               (4) Upon execution of this Agreement, PRG shall have no liability for any withdrawal liability with respect to any present or former employee of any Seller under any employee benefit or pension plan.

          3.1.21 Intellectual Property Matters. No Seller in the conduct of the Business utilizes any patent, trademark, tradename, service mark, copyright, software (other than mass market software sold through standard retail distribution channels) except for those listed on Schedule 3.1.21 (the "Intellectual Property") under such Seller's name, all of which are owned by such Seller free and clear of any liens, claims, charges or encumbrances, except for software for which Seller has adequate valid licenses. No Seller has knowledge that it infringes upon or unlawfully or wrongfully uses any patent, trademark, tradename, service mark, copyright or trade secret owned or claimed by another. No Seller is in default under, and no Seller has received any notice of any claim of infringement or any other claim or process relating to any such patent, trademark, tradename, service mark, copyright or trade secret. No present or former employee of any Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any patent, trademark, tradename, service mark or copyright, or in any application therefor, or in any trade secret, which any Seller owns, possesses or uses in its operations as now or heretofore conducted. Schedule 3.1.21 lists all confidentiality or non-disclosure agreements to which each Seller or any of such Seller's employees engaged in the Business is a party which relates to the Business which would be binding on PRG or enforceable by PRG.

          3.1.22 Environmental Matters. Except as set forth in Schedule 3.1.22:

               (1) No Seller is required to obtain any permits, licenses and other authorizations which are required in connection with the conduct of the Business under Regulations relating to pollution or protection of the environment.

               (2) Each Seller is, to its knowledge, in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, and obligations, contained in Regulations relating to pollution or protection of the environment or contained in any code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

               (3) No Seller is aware of, nor has any Seller received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which is reasonably likely to interfere with or prevent compliance or continued compliance by Sellers with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

               (4) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice or violation, investigation, or proceeding pending or, to the Sellers' knowledge, threatened against any Seller in connection with the conduct of the Business relating in any way to those laws relating to pollution or protection of the environment or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder except for environmental matters which, in the aggregate, could reasonably be expected to be cured for less than $25,000.

               (5) Except as set forth in Schedule 3.1.22, no filing is required to be made in connection with the transaction contemplated by this Agreement pursuant to the New Jersey Industrial Site Recovery Act or any similar statute in any state in which Sellers operate.

          3.1.23 Real Property.

               (1) Real Property Defined. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by any Seller and used in connection with the Business or included in the Assets are listed on Schedule 3.1.23 in response to this subsection (collectively, the "Real Property").

               (2) Title to Owned Real Property. With the exception of the Facility, no Seller owns any Real Property.

               (3) Leased Real Property. With respect to the Real Property that is leased by Seller:

                    .1 Sellers have delivered to PRG a true and complete copy of every lease and sublease to which each Seller is a tenant or subtenant (each a "Lease" and collectively, the "Leases");
               Schedule 3.1.23 describes each Lease by setting forth the name of the Seller, the name of the landlord or sublandlord, a description of the leased premises, the commencement and expiration dates of the current term, the security deposited by the applicable Seller with the landlord or sublandlord, if any, the monthly rental (including base and all additional rents), and whether the assignment of such Lease by such Seller to PRG requires the consent of the landlord or sublandlord; and

                    .2 each Lease is, and at Closing shall be, in full force and effect, has not been assigned, modified, supplemented or amended except as listed on Schedule 3.1.23, and except as set forth in
               Schedule 3.1.23 no Seller nor, to any Seller's knowledge, the landlord or sublandlord under any Lease is in material default under any of the Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.

               (4) Utility Services. There is no condition known to Seller which will result in the termination of the present access from the Real Property or to the knowledge of Sellers which would materially adversely affect the ability of PRG to obtain water, electric, gas, sewer and utility services and storm drainage facilities adequate for the present use of the Real Property by Seller in conducting the Business.

               (5) Access. There are currently no restrictions known to any Seller on entrance to or exit from the Real Property to adjacent public streets and no conditions or threat of any conditions known to any Seller which will result in the termination of the present access from the Real Property owned or leased by it to existing highways and roads.

               (6) Absence of Notice. Except as set forth in Schedule 3.1.23, no Seller has received notices, oral or written, with respect to matters which would materially adversely affect the use of the Real Property or which would require the expenditure of more than $10,000 to cure breaches, violations or like matters relating to such Real Property other than matters covered in Section 3.1.22 hereof.

               (7) No Violations. To each Seller's knowledge, the Real Property owned or leased by it and the present uses thereof comply in all material respects with all Regulations of all governmental bodies having jurisdiction over the Real Property, and Seller has received no written notices, from any governmental body, and has no reason to believe, that the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any Regulations of any governmental body having jurisdiction over the Real Property.

               (8) No Encumbrances. Between the date of this Agreement and Closing Seller shall not sell, mortgage or encumber the Leases.

               (9) Executory Contracts. Set forth on the Schedule 3.1.23 is a description of all executory contracts made by or on behalf of each and any Seller, or by which any Seller is bound, with respect to the Real Property ("Executory Contracts"), including, without limitation, operation, management, maintenance, utility, and construction contracts. At Closing, the Sellers shall deliver to PRG a true and complete copy (the original execution copy, if available) of each of the Executory Contracts.

          3.1.24 Availability of Documents. Sellers have made available to PRG copies of all documents, including, without limitation, all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, patents, trademarks, trade names, service marks, copyrights and applications therefor listed in the
     Schedule 3.1.24 hereto or referred to herein. All such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

          3.1.25 Completeness of Disclosure. The representations of Sellers set forth in this Agreement together with all information provided or made available by Sellers to PRG in connection with this Agreement and the transactions contemplated hereby, all taken as a whole, do not contain any untrue statement of a material fact or omit any fact necessary to make the representations of Sellers set forth herein not misleading in light of the circumstances in which they were made, except as could not reasonably be expected to have a material adverse affect on the value of the Business taken as a whole.

     3.2 Representations and Warranties of PRG. PRG represents and warrants to the Sellers as follows:

          3.2.1 Legal Existence. PRG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

          3.2.2 Power and Authorization. PRG has the power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by PRG have been duly authorized by all necessary action of PRG and its members and managers. This Agreement has been duly executed and delivered by PRG and constitutes the legal, valid and binding obligation of PRG enforceable against PRG in accordance with its terms.

          3.2.3 Validity of Contemplated Transactions, etc. The execution, delivery and performance of this Agreement by PRG does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which PRG is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to PRG, (c) the certificate of formation, limited liability company agreement, other charter documents or by-laws of, or any securities issued by, PRG, or (d) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which PRG is a party or by which PRG is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by PRG. Neither PRG or its "ultimate parent entities" constitute persons with assets or annual net sales (determined as provided in 16 C.F.R. ss. 801.1.11) greater than or equal to $100 million for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          3.2.4 PRG is not a party to any agreement which could reasonably be expected to hinder, delay or prevent it from timely making any payment to Sellers which may be required pursuant to Section 1.6.4. PRG currently has, and has no reason to believe that it will not have at any time after the Closing, the liquid assets or available financing necessary to enable it make the maximum required payment to Sellers pursuant to Section 1.6.4.

     3.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with negotiation, execution and performance of this Agreement shall survive the Closing for a period ending on January 2, 1998. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein

     3.4 Disclaimer of Representations and Warranties. Except for the representations and warranties set forth in this Agreement, PRG has not relied upon any representations or warranties of the Sellers or any other person or entity in connection with this Agreement or the transactions contemplated hereby. It is expressly understood and agreed by PRG that, except as specifically provided in this Agreement, the transfer by the Sellers of the Assets as contemplated hereby shall be made on an "as is, where is" basis, regardless of the condition of the Assets and whether PRG will have had a reasonable opportunity to inspect and examine the condition thereof. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ALL WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED) IN REGARD TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, CONDITION, DESIGN, OPERATION, MAINTENANCE, VALUE OR OTHERWISE WITH RESPECT TO THE ASSETS ARE EXPRESSLY EXCLUDED, AND PRG AGREES TO ACCEPT THE ASSETS IN THEIR "AS IS, WHERE IS" CONDITION, WITH ANY AND ALL DEFECTS AND FAULTS.


ARTICLE 4. -- AGREEMENTS PENDING CLOSING

     4.1 Agreements of Seller Pending the Closing. Each Seller covenants and agrees that, until the earlier of the Closing or the termination of this Agreement, and except as otherwise agreed to in writing by PRG:

          4.1.1 Business in the Ordinary Course. The Business shall be conducted solely in the ordinary course consistent with past practice, except that there shall be no restriction on any Seller's payment, through dividends, distributions or otherwise, of cash or cash equivalents to shareholders or others and there shall be no restriction on the payment or prepayment of any obligations or liabilities of the Sellers; provided, however, that
     Schedule 4.1.1 contains a complete list of all amounts distributed to or paid on behalf of (regardless of whether designated as salary, bonus, dividends, loans, or otherwise) Messrs Stern and Cannon by any of the Sellers during 1996 and 1997 through the Interim Balance Sheet Date which Schedule shall be updated and delivered in final form at the Closing.

          4.1.2 Maintenance of Physical Assets. The Sellers shall continue to maintain and service the physical assets used in the conduct of the Business in the same manner as has been consistent with past practice.

          4.1.3 Employees and Business Relations. The Sellers shall use commercially reasonable efforts to keep available the services of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business consistent with past practice; provided, however, that the inability of PRG to obtain the services of any employee or agent or maintain relations with and the goodwill of any supplier, customer, distributor or other person shall not constitute a breach hereunder. None of the Sellers shall make any changes in its vacation policies.

          4.1.4 Maintenance of Franchises, etc. The Sellers shall use their commercially reasonable efforts to maintain in full force and effect all franchises currently in effect used in the conduct of the business of the Business and shall notify PRG of any changes to any material franchise agreement.

          4.1.5 Compliance with Laws, etc. The Sellers shall continue to comply with all laws, ordinances, rules, regulations and orders applicable to the Business, and to each Seller's operations, assets or properties in respect thereof, the noncompliance with which could reasonably be expected to materially adversely affect the Business or the Assets.

          4.1.6 Schedules and Interim Balance Sheet. As soon as practicable, but in no event later than August 15, 1997 Sellers shall deliver all schedules which are referenced in this Agreement and the Interim Balance Sheet. PRG shall have ten business days to review such schedules and the Interim Balance Sheet. After delivery of the schedules, the Sellers shall promptly disclose to PRG any information contained in their representations and warranties or the Schedules which, because of an event occurring after the date hereof would materially adversely affect the Business and shall disclose, prior to closing, any other information which is materially incomplete or is no longer substantially correct as of all times after the date hereof until the Closing Date, provided, however, that to the extent any information is disclosed to PRG prior to closing in a schedule or otherwise pursuant to this Section 4.1.6, the representations and warranties contained herein shall be deemed modified to reflect such new information and PRG shall, after the Closing Date, have no claim for a breach with respect thereto.

          4.1.7 Conduct of Business. Each Seller shall cooperate with PRG and use its commercially reasonable efforts to cause all of the conditions to the obligations of PRG and the Sellers under this Agreement to be satisfied on or prior to the Closing Date.

          4.1.8 Sale of Assets; Negotiations. No Seller and no Shareholder will enter into any agreement, discussion, or negotiation with, or provide information to, any other corporation, firm or other person, or solicit, encourage, entertain or consider any inquiries or proposals, with respect to (a) the possible disposition of a material portion of any Seller or any assets of any Seller, (b) any business combination involving any Seller, whether by way of merger, consolidation, share exchange or other transaction or (c) the purchase of any equity security (including without limitation any options, warrants, rights, or convertible security) issued or to be issued by any Seller, except for the purchase or redemption of outstanding employee stock options as set forth on Schedule A-2. No Seller shall provide any confidential information concerning the Business or its properties or assets to any third party other than (i) in the ordinary course of business or (ii) in connection with the transactions contemplated by this Agreement. No Shareholder shall, directly or indirectly, sell or encumber all or any part of the capital stock of any Seller.

          4.1.9 Access; Audits. Upon reasonable prior notice to Seller in each instance, each Seller shall give to PRG's officers, employees, counsel, accountants and other representatives, including without limitation the Auditors (collectively, the "Agents"), reasonable access to and the right to inspect, during normal business hours (or at such other times as the parties may agree), all of the premises, properties, assets, financial and other records, contracts and other documents relating to the Business and shall permit them to consult with the officers, accountants and counsel of such Seller for the purpose of (a) making such investigation of the Business, including, without limitation, the Interim Balance Sheet, as PRG shall desire to make and (b) auditing the financial statements and financial and operational condition of each such Seller, and preparing audited financial statements with respect to, each of the fiscal years of such Seller in the two-year period ending on December 31, 1996. Furthermore, each Seller shall furnish to PRG and the Agents all such documents and copies of documents and records and information with respect to the affairs of the Business and copies of any working papers relating thereto as PRG or such Agents shall from time to time reasonably request and shall permit PRG and the Agents to make such physical inventories and inspections of the Assets as PRG or such Agents may request from time to time. PRG shall be liable for the fees, costs and out-of-pocket expenses of the Auditors incurred in connection with the audit and the preparation of the audited financial statements described in this subsection 4.1.11.

     4.2 Agreements of PRG Pending the Closing. PRG covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Seller:

          4.2.1 Actions of PRG. PRG will not knowingly take any action which would result in a breach of any of its representations and warranties hereunder. Furthermore, PRG shall cooperate with each Seller and use its commercially reasonable efforts to cause all of the conditions to the obligations of PRG and the Sellers under this Agreement to be satisfied on or prior to the Closing Date.

          4.2.2 Ernst & Young Audit. Promptly after its receipt thereof, PRG will provide Sellers with a copy of all financial statements of Sellers prepared by Ernst & Young. PRG will use reasonable efforts to deliver such financial statements within 60 days of the Closing Date and will, in all events, deliver such statements within 90 days of the Closing Date.

          4.2.3 Confidentiality. Unless and until the Closing has been consummated, except as specifically provided herein, PRG will hold, and shall cause its counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence any confidential data or information made available to PRG in connection with this Agreement with respect to the Business, using the same standard of care to protect such confidential data or information as is used to protect PRG's confidential information. If the transactions contemplated by this Agreement are not consummated, PRG agrees that it shall return or cause to be returned to the Sellers all written materials and all copies thereof that were supplied to PRG by the Sellers that contain any such confidential data or information. Nothing herein is intended to or shall be deemed to terminate, modify or limit in any way paragraph 3 of that certain letter from PRG addressed to Stern, Cannon and BTLI dated April 16, 1997 or the confidentiality agreement, dated as of April 16, 1997 between PRG and BTLI (the "Confidentiality Agreement"). Sellers acknowledge that PRG may provide information regarding the Business to The Bank of New York in connection with the financing of the transactions contemplated by this Agreement provided that it agrees to be bound by the terms of the Confidentiality Agreement.

          4.2.4 PRG will use reasonable efforts not to enter into or be a party to any instrument or agreement which could hinder, delay or prevent it from timely making any payment to Sellers required pursuant to Section 1.6.4. Until it is determined that PRG is not required to make any payments to Sellers pursuant to Section 1.6.4 or PRG has made all such payments which may be required, PRG shall at all times from and after the date hereof use reasonable efforts to maintain sufficient liquid assets or lines of credit in amounts sufficient to enable it make the maximum required payment to Sellers pursuant to Section 1.6.4.

     4.3 Sales Taxes.

          4.3.1 PRG will not make, and has not made, any election with respect to sales and use taxes which would materially adversely affect any Seller or any Seller's right to claim an exemption from the payment of sales or use tax in any state in connection with the sale of Assets pursuant to this Agreement.

          4.3.2 On or prior to the Closing, PRG will provide each Seller with resale certificates for the states of New York, New Jersey, Florida, Maryland, Nevada, California and Arizona with respect to those Assets consisting of rental equipment and sales inventory sold to PRG pursuant to this Agreement and shall cooperate with each Seller in complying with any filing or other requirements related to such Seller's claim for exemption from the payment of sales and use tax in connection with the sale of Assets pursuant to this Agreement, including but not limited to, providing such information as may be necessary for any Sellers to make any required filings in connection with such exemption.

ARTICLE 5. -- CONDITIONS PRECEDENT TO THE CLOSING

     5.1 Conditions Precedent to PRG's Obligations. All obligations of PRG under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          5.1.1 Representations and Warranties True as of the Closing Date. The representations and warranties of each Seller contained in this Agreement or in any schedule, certificate or document delivered by each Seller to PRG pursuant to the provisions hereof shall have been true in all material respects on the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date, except for those representations and warranties which were made solely as of another date, which shall be true in all material respects as of such other date.

          5.1.2 Delivery of Schedules. Sellers shall have delivered each of the schedules required to be attached hereto and such schedules shall have been reviewed by PRG and determined in PRG's reasonable discretion not to contain information which materially adversely affects the financial condition, value or prospects of the Business.

          5.1.3 Compliance with this Agreement. Each Seller shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

          5.1.4 Delivery of Employment Agreements. Stern shall have executed and delivered an employment agreement substantially identical to that set forth as Exhibit B hereof and Cannon shall have executed and delivered an employment agreement substantially identical to that set forth as Exhibit C hereof.

          5.1.5 Closing Certificate. PRG shall have received a certificate from each Seller dated the Closing Date, certifying that the conditions specified in subsections 5.1.1 and 5.1.3 hereof have been fulfilled ("Seller Closing Certificates").

          5.1.6 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation by any governmental authority that might result in any such suit, action or proceeding shall be pending.

          5.1.7 Consents and Approvals. Except for consents required by the terms of the contracts, commitments, agreements or franchises listed in
     Schedule 5.1.7 hereto, the holders of
     any indebtedness of any Seller, the lessors or lessees of any real or personal property or assets leased by any Seller, the parties (other than a Seller) to any contract, commitment or agreement to which a Seller is a party or subject, any governmental or regulatory official, body or authority or any other person which owns or has authority to grant any franchise and any governmental, judicial or regulatory official, body or authority having jurisdiction over any Shareholder, any Seller or PRG to the extent that their consent or approval is required or necessary under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval.

          5.1.8 Leases. BTLI, as landlord, shall, on the Closing Date, execute and deliver to PRG, as tenant, a lease agreement substantially in the form of Exhibit E with respect to the Facility. In addition, on the Closing Date, each Seller shall assign to PRG all right, title and interest of such Seller in and to all Leases (and shall deliver to PRG original copies of all consents required for such assignments) and all security deposits made by such Seller pursuant to any of the Leases, including, but not limited to, the security deposits listed on Schedule 5.1.8, together with all interest earned on such deposits.

          5.1.9 Material Adverse Changes. The business, operations, assets or prospects of the Business shall not have been and shall not reasonably be threatened to be materially adversely affected in any way as a result of any event or occurrence.

          5.1.10 Legal Opinion. Kronish, Lieb, Weiner & Hellman LLP, counsel for Sellers, shall have delivered to PRG a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to PRG and its counsel. Such opinion may, to the extent reasonably necessary, rely on the opinions of other counsel reasonably acceptable to PRG.

          5.1.11 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents on the part of Sellers required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Pepe & Hazard, LLP, counsel for PRG, in the exercise of their reasonable judgment. Each Shareholder and each Seller shall also have delivered to PRG such other documents, instruments, certifications and further assurances as such counsel may reasonably require.

          5.1.12 Shareholder Releases. PRG shall have been provided with copies of releases, substantially in the form of Exhibit G hereof, from all shareholders and option holders of Sellers other than Messrs. Stern and Cannon. Such releases shall provide that PRG shall be a third-party beneficiary thereof.


          5.1.13 Customer and Vendor Lists. At Closing each Seller will deliver to PRG true and complete copies of all customer and vendor lists and all historic data in its possession with respect to prior sales to customers and purchases from vendors. The customer and vendor concentration lists provided by each Seller to PRG are true and correct in all material respects. At Closing, such lists will be reproduced with customer and vendor names and identifying information.

          5.1.14 Contracts Prior to the Closing Date, the Sellers will have delivered or made available to PRG correct and complete copies of each of the Seller Agreements that are in writing.

          5.1.15 Multiemployer Plans Sellers shall have provided PRG with a letter from an authorized representative of each multi-employer plan to which Sellers are required to make contributions confirming that there is no unfunded pension liability with respect to such plan.

     5.2 Conditions Precedent to the Obligations of Seller. All obligations of each Seller under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          5.2.1 Representations and Warranties True as of the Closing Date. The representations and warranties of PRG contained in this Agreement or in any schedule, certificate or document delivered by PRG to Sellers pursuant to the provisions hereof shall have been true in all material respects on the date hereof and shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties were made as of such date, except for those representations and warranties which were made solely as of another date, which shall be true in all material respects as of such other date.

          5.2.2 Compliance with this Agreement. PRG shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

          5.2.3 Delivery of Employment Agreements. PRG shall have executed and delivered an employment agreement substantially identical to that set forth in Exhibit B hereof, an employment agreement substantially identical to that set forth as Exhibit C hereof, and an Investment Option Agreement substantially identical to Exhibit A of such employment Agreements.

          5.2.4 Delivery of LLC Agreement, Etc. PRG shall have delivered copies of its current limited liability company agreement and Owners' Agreement and the provisions of such agreements which could reasonably be expected to materially affect the rights of the Shareholders if they exercise their option to purchase Units in PRG, shall be reasonably satisfactory to the Shareholders.

          5.2.5 Payment of Purchase Price. PRG shall have paid the Purchase Price as provided in Section 1.3.2 and shall have paid the signing-on bonuses to Messrs. Stern and Cannon as provided in Section 2.2.3.

          5.2.6 Closing Certificates. The Sellers shall have received a certificate from PRG dated the Closing Date certifying that the conditions specified in subsections 5.2.1 and 5.2.2 hereof have been fulfilled.

          5.2.7 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation by any governmental authority that might result in any such suit, action or proceeding shall be pending.

          5.2.8 Consents and Approvals. The holders of any indebtedness of any Seller, the lessors or lessees of any real or personal property or assets leased by any Seller, the parties (other than a Seller) to any contract, commitment or agreement to which a Seller is a party or subject, any governmental or regulatory official, body or authority or any other person which owns or has authority to grant any franchise and any governmental, judicial or regulatory official, body or authority having jurisdiction over any Shareholder, any Seller or PRG to the extent that their consent or approval is required or necessary under the pertinent debt, lease, contract, commitment or agreement or other document or instrument or under applicable orders, laws, rules or regulations, for the consummation of the transactions contemplated hereby in the manner herein provided, shall have granted such consent or approval.

          5.2.9 Leases. PRG, as tenant, shall, on the Closing Date, execute and deliver to BTLI, as landlord, a lease agreement substantially in the form of Exhibit E with respect to the Facility. In addition, on the Closing Date, PRG shall assume all obligations of each Seller under all Leases.

          5.2.10 Legal Opinion. Pepe & Hazard LLP, counsel for PRG, shall have delivered to BTLI a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to BTLI and its counsel. Such opinion may, to the extent reasonably necessary, rely on the opinions of other counsel reasonably acceptable to BTLI.

          5.2.11 Approval of Counsel; Corporate Matters. All actions, proceedings, resolutions, instruments and documents on the part of PRG required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing

     Date by Kronish, Lieb, Weiner & Hellman LLP, counsel for BTLI, in the exercise of their reasonable judgment.


ARTICLE 6. -- INDEMNIFICATION

     6.1 General Indemnification Obligation of Seller. From and after the Closing, each of the Sellers and the Shareholders, jointly and severally, will reimburse, indemnify and hold harmless PRG, its officers, directors, employees, agents, successors and assigns (each an "Indemnified PRG Party") against and in respect of:

          6.1.1 any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified PRG Party that result from, relate to or arise out of:

               (1) any and all liabilities and obligations of any Seller of any nature whatsoever, except for the Assumed Liabilities;

               (2) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified PRG Party that relate to any Seller or the Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of any Seller or any director, officer, employee, agent, representative or subcontractor of any Seller, except for the Assumed Liabilities;

               (3) any breach of any representation, warranty, agreement or covenant on the part of any Seller under this Agreement to the extent affirmed in a Seller Closing Certificate;

               (4) any sales or use or similar tax liability of Sellers for which PRG would not be responsible if Sellers and PRG had complied fully with applicable bulk sales laws providing notice of the sale of the Assets to state and local taxing authorities; or

               (5) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing.

     6.2 General Indemnification Obligation of PRG. From and after the Closing, PRG will reimburse, indemnify and hold harmless the Sellers and their respective officers, directors, employees, agents, successors and assigns (each an "Indemnified Seller Party") against and in respect of:


          6.2.1 Any and all damages, losses, deficiencies, liabilities costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

               (1) the Assumed Liabilities;

               (2) any breach of any representation, warranty, agreement or covenant on the part of PRG under this Agreement;

               (3) the conduct of the Business by PRG after the Closing Date;

               (4) any and all actions, suits, claims, proceeding, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing.

     6.3 Limit on Indemnification Liability. Notwithstanding anything contained in Section 6.1 to the contrary, the aggregate liability of the Sellers under
Section 6.1 shall be limited to the funds held in escrow pursuant to Section 1.7 except that such limitation shall not apply to indemnification pursuant to
Section 6.1.1(d). Any funds released from escrow shall no longer be subject to claims for indemnity by any Indemnified PRG Party. In addition, Sellers shall not have any liability to pay any claims for indemnification under Section 6.1 to the extent the aggregate of the losses sustained by the Indemnified PRG Parties does not exceed $50,000 and such indemnity obligation shall exclude the amount of all such losses not in excess of $50,000; provided that sales taxes indemnified pursuant to Section 6.1.1(d) shall be indemnified fully.

     6.4 Method of Asserting Claims, etc.

          6.4.1 Promptly after receipt by an Indemnified PRG Party or an Indemnified Seller Party (the "Indemnified Party") of notice of a claim or demand (an "Asserted Liability") that may result in indemnification pursuant to Sections 6.1 or 6.2 of this Agreement, the Indemnified Party shall give written notice thereof (the "Claims Notice") to the party or parties against whom indemnification is or may be claimed (individually an "Indemnifying Party", and collectively the "Indemnifying Parties"). The Claims Notice shall describe the Asserted Liability in reasonably sufficient detail, based on the information then available, to allow the Indemnifying Party to evaluate the Asserted Liability. The failure of the Indemnified Party to deliver a Claims Notice to the Indemnifying Party shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party except to the extent the Indemnifying Party is materially prejudiced by the failure to receive such Claims Notice. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, reasonably acceptable to the Indemnified Party, any Asserted Liability; provided, however, that the Indemnifying Party may not compromise or settle any Asserted Liability without the consent of the Indemnified Party or Parties unless such compromise or settlement requires no more than a monetary payment for which the Indemnified Party or Indemnified Parties hereunder are fully indemnified or involves other matters not binding upon the Indemnified Party or Indemnified Parties. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty
     (30) calendar days of notice of the Asserted Liability provided to it under this Subsection (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party or Indemnified Parties in writing of its intent to do so, and the Indemnified Party or Indemnified Parties shall cooperate, at the expense of the Indemnifying Party with respect to out-of-pocket expenses of the Indemnified Party or Indemnified Parties, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnified Party or Indemnified Parties of its election as herein provided or contests its obligation to indemnify under this Section, the Indemnified Party or Indemnified Parties may pay, compromise or defend such Asserted Liability in respect of any Asserted Liability for which the Indemnifying Party may have an indemnification obligation under this Agreement. Notwithstanding the foregoing, the Indemnified Party or Indemnified Parties and the Indemnifying Party may participate, at its/their own expense, in the defense of such Asserted Liability in respect of any Asserted Liability for which the Indemnifying Party may have an indemnification obligation under this Agreement. Notwithstanding anything in the foregoing to the contrary, the party that would be responsible under the terms of this Agreement for paying the underlying claim in connection with any Asserted Liability (should that claim ultimately prevail) shall bear the cost of the defense of the claim (with the exception of the costs incurred by any party that voluntarily participates in such defense) regardless of which party actually provides the defense.

     6.5 Payment. Upon the determination of the liability hereunder, if any party (a "Paying Party") is required to make a payment to another party (the "Receiving Party"), the Paying Party shall make such payment within ten (10) business days after such determination of the amount of any claim for indemnification made hereunder.

     6.6 Mediation. If a dispute arises out of or relates to this Agreement, and if such dispute cannot be settled within 20 days through direct discussions between PRG and Sellers, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation administered by the American Arbitration Association under the Commercial Mediation Rules. The parties will use their reasonable best efforts to have such mediation concluded within 90 days of the date on which the parties have written knowledge of such dispute. Unless the parties agree otherwise, or unless such mediation is not concluded within 90 days of the date on which the parties have written knowledge of such dispute, such mediation shall be required prior to a party commencing any action hereunder. The mediation shall be conducted in New York City. Nothing in this paragraph shall preclude the parties from agreeing to settle any dispute through binding arbitration.

     6.7 Compliance with Bulk Sales Laws. PRG and each Seller hereby waive compliance by PRG and such Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     6.8 Exclusive Remedy. Absent fraud, PRG acknowledges that indemnification as provided herein is the exclusive remedy for breach of any representation or warranty made herein or affirmed in Seller Closing Certificates or failure to fulfill any agreement or covenant hereunder on the part of Sellers.

ARTICLE 7. -- POST CLOSING MATTERS

     7.1 Offers of Employment. As of the Closing Date, PRG shall offer employment to, and Seller shall use its best efforts to assist PRG in employing as new employees of PRG, all senior executives and substantially all other persons presently engaged in the Business prior to the Closing Date (the "Employees"). Each Seller shall agree to terminate effective as of the Closing Date all employment agreements it has with any of the Employees who accept employment with PRG. Until the third anniversary of the Closing Date, no Seller will directly or indirectly solicit or offer employment to any Employee; provided that Messrs. Stern and Cannon may remain as officers and directors of Sellers provided that Sellers cease active business operations (it being understood that ownership and operation of the Facility and any other actions specifically contemplated herein including compliance with Section 2.3 hereof shall not constitute an active business operation for this purpose). 1.1

     7.2 Employee Benefits. Except for accrued vacation pay as otherwise provided in this Agreement, Sellers shall pay directly to each employee of the Business that portion of all benefits (including the arrangements, plans and programs set forth in Schedule 3.1.20 which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date to the extent legally required to pay it, and PRG shall assume no liability therefor. Except with respect to accrued vacation pay for former employees of Seller who become employees of PRG, as set forth in Section 1.5.6, no portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by any Seller (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to PRG, and PRG shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements (other than as specified in the following subsections) shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and PRG shall not be liable for any claim for insurance reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All amounts payable directly to employees, or to any fund, program, arrangement or plan maintained by any Seller therefor shall be paid by such Seller within 30 days after the Closing Date to the extent that such payment is not inconsistent with the terms of such fund, program, arrangement or plan. PRG shall not assume any obligation to any former employees of Sellers without its express consent or as otherwise expressly set forth herein.

     7.3 Maintenance of Books and Records. Each of the Sellers and PRG shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties, and their respective agents, with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right, at their own expense, to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party after the third anniversary of the Closing Date if such party sends to the other parties written notice of its intent to destroy records, specifying with particularly the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

     7.4 Payments Received. Sellers and PRG each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party and will account to the other for all such receipts. From and after the Closing, PRG shall have the right and authority to endorse without recourse the name of each Seller on any check or any other evidences of indebtedness received by PRG on account of the Business and the Assets transferred to PRG hereunder.

     7.5 Use of Name. From and after the Closing Date, each Seller will sign such consents and take such other action as PRG shall reasonably request in order to permit PRG to use the names "Bash Theatrical Lighting, Inc.", "Bash Theatrical Lighting Services, Inc.", "Bash Lighting Services, Inc.", "Bash

Lighting Services Mid-Atlantic, Inc." and "Bash Exposition Services, Inc." and variants thereof. From and after the Closing Date, no Seller will itself use any such names or any names similar thereto or variants thereof in connection with any ongoing business.

     7.6 UCC Matters. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Assets or the Business to PRG. In addition, Seller will execute such documents and financing statements as PRG may request from time to time to evidence transfer of the Assets to PRG, including any necessary assignments of financing statements.

     7.7 Covenant Not To Compete. Each Seller and Messrs. Stern and Cannon agrees that for a period of five years after the Closing Date, it or he will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is competitive with the Business, including, without limitation, any business which provides trade show exhibit products and services. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the PRG, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 7.7 should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

ARTICLE 8. -- MISCELLANEOUS

     8.1 Termination. (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

          8.1.1 by mutual consent of the Sellers and PRG;

          8.1.2 by PRG, (a) at any time if the representations and warranties of any Seller contained in Section 3.1 hereof were incorrect in any material respect when made or (b) upon written notice to the Sellers given at any time after August 30, 1997 (or such later date as shall have been specified in a writing authorized on behalf of the Sellers and PRG) if for any reason the Closing shall not have occurred by that date; or

          8.1.3 by the Sellers, (a) at any time if the representations and warranties of PRG contained in Section 3.2 hereof were incorrect in any material respect when made, or (b) upon written notice to PRG given at any time after August 30, 1997 (or such later date as shall have been specified in a writing authorized on behalf of each Seller and PRG) if for any reason the Closing shall not have occurred by that date.

          8.1.4 In the event of the termination and abandonment hereof pursuant to the provisions of this Section 8.1, this Agreement (except for Section

     4.2.3 which shall continue) shall become void and have no effect, without any liability on the part of any of the parties or their directors or officers or stockholders in respect of this Agreement. In the event of such termination, the confidentiality agreement, dated as of April 16, 1997, between BTLI and PRG shall continue in full force and effect.

     8.2 Brokers' and Finders' Fees.

          8.2.1 Each Seller represents and warrants to PRG that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person, who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby and each Seller jointly and severally agrees to indemnify and hold harmless PRG against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of any Seller's dealings, arrangements or agreements with any such person.

          8.2.2 PRG represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and PRG agrees to indemnify and hold harmless the Sellers against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of PRG's dealings, arrangements or agreements with any such person.

     8.3 Sales, Transfer and Documentary Taxes, etc. The Sellers shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Assets and the assumption of the Assumed Liabilities in accordance herewith whether imposed by law on Seller or PRG and the Sellers, jointly and severally, shall indemnify, reimburse and hold harmless PRG in respect of the liability for payment of or failure to pay any taxes or the filing of or failure to file any reports required in connection therewith. No Sellers' obligation to pay sales tax shall include any taxes which PRG must collect from its customers as a consequence of having provided such Seller with a resale certificate.

     8.4 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the negotiation and preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. PRG shall be liable for Sellers' filing fees and reasonable legal and accounting fees and costs incurred in connection with any Hart-Scott-Rodino filing relating to the transactions contemplated in this Agreement.

     8.5 Contents of Agreement; Parties in Interest; etc. Except for the confidentiality agreement, dated as of April 16, 1997, between BTLI and PRG (the "Confidentiality Agreement"), this Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement.

     8.6 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of each Shareholder, each Seller and PRG.

     8.7 Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

     8.8 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telegram or by registered or certified mail, postage prepaid, as follows:

          If to PRG, to:

          Production Resource Group, L.L.C.
          539 Temple Hill Road
          New Windsor, New York 12553
          Attention: Kenneth W. Cabarle
          fax (914) 567-5804

     With a required copy to:

          Pepe & Hazard LLP
          Goodwin Square

          Hartford, Connecticut 06103
          Attention: Robert A. Manners, Esq.
          fax (860) 522-2796

     If to a Seller or a Shareholder, to:

          c/o Bash Theatrical Lighting, Inc.
          3401 Dell Avenue
          North Bergen, New Jersey 07047
          Attention: Donald Stern
          fax (201) 863-6364

     With a required copy to:

          Kronish, Lieb, Weiner & Hellman LLP
          1114 Avenue of the Americas

          New York, New York 10036-7798
          Attention: Chet F. Lipton, Esq.
          fax (212) 479-6275

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

     8.9 Choice of Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within the State of New York.

     8.10 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VI hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

     8.11 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

     8.12 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

     8.13 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     8.14 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument notwithstanding that not all parties hereto are signatories to the same counterpart. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     8.15 Effect of Shareholder Signatures. PRG acknowledges that Messrs. Stern and Cannon are signing this Agreement solely with respect to the second sentence of Section 3.1.3 and Sections 4.1.8 and 7.7 hereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.

                                   BUYER:
                                       PRODUCTION RESOURCE GROUP, L.L.C.

                                       By: ____________________________________
                                       Name: __________________________________
                                       Its: ___________________________________



                                   SELLERS:
                                       BASH THEATRICAL LIGHTING, INC.

                                       By: ____________________________________
                                       Name: __________________________________
                                       Its: ___________________________________


                                       BASH THEATRICAL LIGHTING SERVICES, INC.

                                       By: ____________________________________
                                       Name: __________________________________
                                       Its: ___________________________________


                                       BASH LIGHTING SERVICES, INC.

                                       By: ____________________________________
                                       Name: __________________________________
                                       Its: ___________________________________

                                       BASH LIGHTING SERVICES MID-ATLANTIC, INC.

                                       By: ____________________________________
                                       Name: __________________________________
                                       Its: ___________________________________


                                       BASH EXPOSITION SERVICES, INC.

                                       By: ____________________________________
                                       Name: __________________________________
                                       Its: ___________________________________


                                       SHAREHOLDERS:



                                       ________________________________________
                                       DONALD STERN


                                       ________________________________________
                                       ROBERT CANNON


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

                                  Schedule 1.4

The amount of the Purchase Price and Assumed Liabilities shall be allocated among the Assets as follows:

(a) an amount equal to the aggregate historical cost net of depreciation of all of the Assets consisting of tangible property as shown by Ernst & Young on the Closing Balance Sheet shall be allocated to the tangible property of the Sellers (with each item thereof being allocated its historical cost net of depreciation);

(b) an amount equal to the book value, as shown by Ernst & Young on the Closing Balance Sheet, of all Assets other than tangible property and goodwill shall be allocated to all such Assets (with each item thereof being allocated an amount proportionate to its book value, as shown by Ernst & Young on the Closing Balance Sheet);

(c) up to $500,000 of the balance shall be allocated to the covenant not to compete contained in the Agreement, and divided among the Sellers in the ratio of 50% to BTLI, 20% to BTLS, 20% to BLSI, 5% to BLSMA and 5% to BES; and

(d) the balance shall be allocated to goodwill, and divided among the Sellers in the ratio of 50% to BTLI, 20% to BTLS, 20% to BLSI, 5% to BLSMA and 5% to BES.

The Purchase Price shall be divided among the Sellers in proportion to the excess of (i) the amount of Purchase Price and Assumed Liabilities allocated to each Seller's Assets as set forth above over (ii) the amount of liabilities of each Seller included in the Assumed Liabilities.

                                    EXHIBIT A
                               INVENTORY SCHEDULE


                                       50